As filed with the U.S. Securities and Exchange Commission on October 7, 2022

Registration No. 333-257121

Registration No. 333-263981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-257121

FORM S-8 REGISTRATION STATEMENT NO. 333-263981

UNDER THE SECURITIES ACT OF 1933

Convey Health Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-2099378
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 SE 3rd Avenue, 26th Floor

Fort Lauderdale, FL 33394

(800) 559-9358

(Address of Principal Executive Offices, Including Zip Code)

Convey Health Solutions Holdings, Inc. 2021 Omnibus Incentive Compensation Plan

Convey Health Solutions Holdings, Inc. 2021 Employee Stock Purchase Plan

Cannes Holding Parent, Inc. 2019 Equity Incentive Plan

(Full Title of the Plans)

Stephen C. Farrell

Convey Health Solutions Holdings, Inc.

100 SE 3rd Avenue, 26th Floor

Fort Lauderdale, FL 33394

(800) 559-9358

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William V. Fogg

Michael E. Mariani
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company,” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Convey Health Solutions Holdings, Inc. (f/k/a Convey Holding Parent, Inc.), a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement on Form S-8 (333-257121), filed with the SEC on June 15, 2021, which registered the offering of an aggregate of (i) 5,690,664 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Registrant issuable pursuant to the Cannes Holding Parent, Inc. 2019 Equity Incentive Plan, (ii) 9,250,000 shares of Common Stock of the Registrant issuable pursuant to the Convey Health Solutions Holdings, Inc. (f/k/a Convey Holding Parent, Inc.) 2021 Omnibus Incentive Compensation Plan (the “2021 Incentive Plan”) and (iii) 1,500,000 shares of Common Stock of the Registrant issuable pursuant to the Convey Health Solutions Holdings, Inc. (f/k/a Convey Holding Parent, Inc.) 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

•                  Registration Statement on Form S-8 (No. 333-263981), filed with the SEC on March 30, 2022, which registered the offering of an aggregate of (i) 2,927,766 shares of Common Stock of the Registrant issuable pursuant to the 2021 Incentive Plan and (ii) 731,941 shares of Common Stock of the Registrant issuable pursuant to the 2021 ESPP.

On October 7, 2022, pursuant to the Agreement and Plan of Merger, dated as of June 20, 2022, by and among the Registrant, Commodore Parent 2022, LLC, a Delaware limited liability company and a wholly owned subsidiary of TPG Cannes Aggregation, L.P. (“Parent”), and Commodore Merger Sub 2022, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements.  Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on October 7, 2022.

CONVEY HEALTH SOLUTIONS HOLDINGS, INC.,

By:	/s/ Timothy Fairbanks

	Name:	Timothy Fairbanks
	Title:	Chief Financial Officer & Executive Vice President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.